FOR IMMEDIATE RELEASE

American Realty Capital Trust Reaffirms Merger Recommendation with Realty Income and Comments on ISS Recommendation

Egan-Jones Recommends ARCT Stockholders Vote FOR Merger with Realty Income

NEW YORK, January 2, 2013 — American Realty Capital Trust, Inc., (NASDAQ: ARCT) (“ARCT” or the “Company”) today issued the following statement in response to Institutional Shareholder Services’ (“ISS”) recent report regarding the proposed merger of ARCT and Realty Income Corporation (NYSE: O) (Realty Income):

We continue to support the unanimous recommendations of both our board of directors and that of Realty Income in favor of a merger between our two companies for the reasons we have set forth in prior filings and press releases, and which are reiterated below.

We strongly disagree with ISS’ analysis, and believe that ISS reached the wrong conclusion in failing to recommend that ARCT stockholders vote for the proposed merger between ARCT and Realty Income.

Importantly, ISS’s valuation analysis fails to take into consideration the technical nature of the net lease REIT sector and certain key REIT industry metrics. Specifically, ISS has overlooked the following key facts: ARCT’s real estate assets are being acquired at a record price as measured by capitalization rate; (ii) the acquirer, Realty Income, is consistently one of the best performing REITs in the industry; (iii) Realty Income’s exceptionally strong balance sheet and credit ratings offer enormous cost of capital competitive advantages, particularly among its net lease peers.

Based on the true drivers of value in the REIT market, the proposed merger with Realty Income represents not only a considerable value creation opportunity for ARCT stockholders, but also favorably positions the Company as part of Realty Income – both offensively for dynamic growth in FFO and dividends, and also defensively for when rates rise and size and diversity matter most:

•	On September 5, 2012, the offer value implied a weighted average capitalization rate for ARCT’s assets of 5.9% based on current cash rents. This is significantly below the weighted average capitalization rate of 8.2% paid by ARCT for its assets as well as the weighted average capitalization rates of similar transactions, which range from 7.1% - 8.25%.
•	The 15.7x forward EBITDA multiple represents the second highest amongst similar REIT transactions.
•	Furthermore, the majority of the ARCT portfolio by value was assembled in 2010 to 2011, underscoring the value achieved within a short time period.

In addition, based on the implied offer value of $12.21 per share of ARCT common stock, Realty Income is offering a premium of:

•	23.5% to ARCT’s volume-weighted average price on its first day of trading of $9.89.
•	12.3% to the average closing price per share of $10.87 since its NASDAQ listing on March 1, 2012, through the announcement of the merger.
•	6.8% to ARCT’s 30-calendar-day average share price of $11.43 prior to the announcement of the merger.

We reiterate our board of directors’ unanimous recommendation that stockholders vote “FOR” the proposed merger at the January 16, 2013, Special Meeting of ARCT stockholders. In making its recommendation, ARCT’s board considered the premium valuation as well as the following factors that ISS fails to highlight in its analysis:

•	Ideal Buyer: Realty Income represents the ideal strategic buyer for ARCT given its business focus, size and scale, investment grade balance sheet, low cost of capital and share liquidity. Realty Income’s experienced management team has a successful track record of driving dividend growth and producing enhanced stockholder returns. Since 1970, Realty Income has paid 509 consecutive monthly dividends and has increased its monthly dividend 69 times since listing on the NYSE in 1994. Importantly, ARCT stockholders will become owners of the best performing net lease REIT. This strongly defensive stock was the 16th best performing among the universe of 125 listed REITs from 2008 to 2012, and the 22nd best performing stock in the REIT industry from 2003 to 2012[1].
•	Higher Risk-Adjusted Returns: We believe ARCT stockholders will benefit from superior risk-adjusted returns due to the enhanced stability and diversity of the combined property portfolio. The combined company will be significantly larger and financially stronger than ARCT as a stand-alone company or than its competitors, and will have one of the lowest costs of capital in a sector where low cost capital creates substantial competitive advantage. In addition, the combined company's greater scale and balance sheet strength will facilitate the execution of large transactions through improved access to capital, further enhancing the Company's ability to realize value in the relatively fragmented net lease real estate market.
•	Lower Cost of Capital: Access to Realty Income’s long-term, fixed-rate debt will enable ARCT stockholders to enjoy reduced exposure to secured and floating rate debt as a percentage of assets and increased weighted average debt maturity. On a standalone basis, ARCT’s goal to reduce the use of floating rate and secured debt and increase debt duration in order to improve its Ba2/BB credit ratings is subject to significant timing and execution risks. Pro forma for the transaction, the combined company will be rated Baa1/BBB/BBB+ and will enjoy a much longer weighted average debt maturity than ARCT standalone (7.8 years vs. 4.1 years), further solidifying the viability and durability of distributable cash flows and dividends.
•	Aligned Interests: ARCT’s management’s interests are firmly aligned with all ARCT stockholders. Pro forma for the transaction, ARCT management will own approximately $45 million of equity in Realty Income, including over $25 million of existing equity in ARCT.
•	Comprehensive Strategic Process: Before concluding that the merger with Realty Income was in the best interests of ARCT stockholders, ARCT’s board undertook a comprehensive strategic process in which it evaluated a number of alternatives. Since announcement of the transaction, no third party has approached ARCT or its advisors with an alternative transaction or with a request for information despite the low break fee of approximately 1.7% of the transaction value.

Should our shareholders fail to ratify this merger, however, the ARCT management team will continue to operate and grow the Company consistent with our established operating, investment and capitalization strategies.

Egan-Jones Recommends the Merger: The Company noted that Egan-Jones, an independent proxy advisory firm, has reviewed the proposed transaction and advised ARCT stockholders to vote FOR the Realty Income transaction. In its December 17, 2012 report, Egan-Jones stated2:

“Based on our review of publicly available information on strategic, corporate governance and financial aspects of the proposed transaction, Egan-Jones views the proposed transaction to be a desirable approach in maximizing shareholder value and recommends that clients holding shares of AMERICAN REALTY CAPITAL TRUST vote “FOR” this Proposal.”

1 125 listed REITs encompass all REITs in the NAREIT index with equity market cap greater than $250 million.  Companies are excluded where total return data is not available for a given time period.  Rankings include 106 and 87 companies for the time periods 2008-2012 and 2003-2012, respectively.

2 Permission to use quotation was neither sought nor obtained.

Summary of Terms of Merger, Proxy and Special Meeting: As previously announced on September 6, 2012, ARCT entered into a definitive agreement with Realty Income, under which Realty Income will acquire all of the outstanding shares of ARCT in an all-stock merger though which ARCT stockholders will receive a fixed exchange ratio of 0.2874 Realty Income shares for each share of American Realty Capital Trust common stock that they own.

Stockholders are encouraged to read the definitive proxy statement filed by ARCT on December 6, 2012, in its entirety, as it provides, among other things, a detailed discussion of the process that led to the proposed merger and the reasons behind the board of directors' recommendation that stockholders vote "FOR" the proposed merger with Realty Income. Stockholders may obtain free copies of this and other documents filed with the SEC free at the SEC’s website www.sec.gov.

A Special Meeting of ARCT stockholders to consider and vote on the proposal to approve the merger and the other transactions contemplated by the merger agreement has been scheduled for January 16, 2013 at 9:00 AM ET, at The Core Club located at 66 East 55th Street, New York, New York, 10022. Stockholders of record of the Company as of December 6, 2012, will be entitled to vote at the Special Meeting.

Whether or not stockholders are able to attend the Special Meeting in person, the board urges all stockholders to vote “FOR” the proposed merger with Realty Income by signing and dating and returning the WHITE proxy card today. Internet and telephone voting options are also available and easy to follow instructions may be found in the proxy. Even if stockholders have already voted against the transaction, they can still change their vote. Signing a proxy card today cancels any card previously signed and returned. Only the latest dated proxy, Internet or telephone vote counts. Stockholders who have any questions or need assistance voting their shares should call the Company’s proxy solicitor, D.F. King & Co., Inc., toll free at 1-800-714-3305.

About the Company

American Realty Capital Trust, Inc., a publicly traded Maryland corporation listed on The NASDAQ Global Select Market under the trading symbol “ARCT”, is a leading self-administered real estate company that owns and acquires single tenant free standing commercial real estate properties that are primarily net leased on a long-term basis to investment grade rated and other creditworthy tenants. Additional information about the Company can be found on the Company's website at www.arctreit.com.

Additional Information and Where to Find It

In connection with the proposed merger, the Company and Realty have filed a definitive proxy statement with the SEC on December 6, 2012 and commenced mailing the definitive proxy statement and a form of proxy to the stockholders of the Company. BEFORE MAKING ANY VOTING DECISION, INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors will be able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Copies of the documents filed by the Company with the SEC are also available free of charge on the Company’s website at http://ir.arctreit.com, and copies of the documents filed by Realty with the SEC are available free of charge on Realty’s website at http://www.realtyincome.com.

Participants in Solicitation

The Company, Realty and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s and Realty’s stockholders in respect of the proposed merger. Information regarding the Company’s directors and executive officers can be found in the Company’s definitive proxy statement filed with the SEC on May 21, 2012. Information regarding Realty’s directors and executive officers can be found in Realty’s definitive proxy statement filed with the SEC on March 30, 2012. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed merger, which may be different than those of the Company’s stockholders generally, by reading the definitive proxy statement filed in connection with the proposed merger with the SEC on December 6, 2012 and other relevant documents regarding the proposed merger filed with the SEC. These documents are available free of charge on the SEC’s website and from the Company or Realty, as applicable, using the sources indicated above.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) contains “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect the Company’s and Realty’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to whether and when the transactions contemplated by the merger agreement will be consummated, the new combined company’s plans, market and other expectations, objectives, intentions and other statements that are not historical facts.

The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability of the company and Realty to obtain the stockholder approvals required to consummate the proposed merger; unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; the inability to retain key personnel; continuation or deterioration of current market conditions; future regulatory or legislative actions that could adversely affect the companies; and the business plans of the customers of the respective parties. Additional factors that may affect future results are contained in the Company’s and Realty’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. The Company and Realty disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

CONTACTS:

Brian D. Jones

CFO & Treasurer

American Realty Capital Trust, Inc.

646-937-6900

Investors:

Thomas Germinario / Richard Grubaugh

D.F. King & Co., Inc.

(212) 269-5550

Media:

Averell Withers / Jamie Moser / Matthew Sherman

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449